ANTI-MONEY LAUNDERING AMENDMENT


     This ANTI-MONEY LAUNDERING AMENDMENT (this "AMENDMENT") amends as of the 24th day of July, 2002 (the "EFFECTIVE DATE"), the Sub-Transfer Agency Services Agreement, dated as of July 1, 1996, as subsequently amended, between Harris Trust and Savings Bank and PFPC Inc. ("PFPC") (the "AGREEMENT").

     For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and PFPC Inc. ("PFPC") hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended as follows:

1. ANTI-MONEY LAUNDERING. As of the Effective Date, the Agreement is amended by adding the following new provision:

     "Anti-Money Laundering. Subject to the terms and conditions of the agreement, PFPC shall perform actions reasonably necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act (and regulations promulgated thereunder), as follows: In this regard, PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to detect and help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC's AML program or by an outside party, for compliance with PFPC's established AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Fund, PFPC shall provide to the Fund: (w) a copy of PFPC's written AML policies and procedures (it being understood that such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this agreement); (x) at the option of PFPC, at least one of the following items will be provided to the Fund - a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification by an officer of PFPC that the findings of the independent party are satisfactory; (y) a summary of the AML training provided for appropriate personnel and (z) a certificate executed by an officer of PFPC regarding PFPC's AML program, the name of its designated compliance officer, a description of the audit process, a description of the employee training program (all of which may be taken from PFPC's most current standard materials). PFPC will also provide quarterly statistical summary reports of PFPC's AML monitoring on behalf of the Funds (the first one being due not before the six month anniversary hereof). PFPC agrees to permit inspections relating to its AML program by the Harris Insight Funds Trust's AML Compliance Officer and by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. The parties acknowledge the provisions of this paragraph do not cover Section 326 or any other section (other than Section
     352) of the USA PATRIOT Act (or the regulations promulgated thereunder)."

2. GENERAL. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


HARRIS TRUST AND SAVINGS BANK


By:    /s/ Peter P. Capaccio
       --------------------------------
Name:  Peter P. Capaccio
Title: Senior Vice President



PFPC INC.



By:    /s/ Lynne M. Cannon
       ------------------------
Name:  Lynne M. Cannon
Title: Vice President and Director



Legal Approval:  ____________________
Date:  _____________________________